Exhibit 99.1

Marine Products Corporation Reports First Quarter 2019 Financial Results

ATLANTA, April 24, 2019 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2019. Marine Products is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include Signature Cruisers, SSX and SSI Sportboats, Sunesta Sportdecks and H2O Sport and Ski & Fish Boats. The Chaparral Surf Series includes select models from the SSX, SSI, Sunesta and H2O lineups. Chaparral’s outboard offerings include OSX Sport Luxury, SunCoast Sportdecks and select H2O models. In addition, Chaparral offers jet powered boats with its Vortex Jet Boats lineup. Robalo builds outboard sport fishing boats, which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended March 31, 2019, Marine Products generated net sales of $83,053,000, a 7.1 percent increase compared to $77,536,000 in the same period of the prior year. The increase in net sales was due to a 14.8 percent increase in average selling prices and an increase in parts and accessories sales, partially offset by a 6.8 percent decrease in the number of units sold. In general, sales of smaller boats accounted for the decrease in unit sales during the quarter.

Gross profit for the first quarter of 2019 was $18,699,000, a 5.9 percent increase compared to gross profit of $17,651,000 in the same period of the prior year. The increase in gross profit was due to higher net sales. Gross margin as a percentage of net sales was 22.5 percent in the first quarter of 2019, compared with 22.8 percent in the first quarter of 2018. Gross margin as a percentage of net sales declined slightly due to higher labor costs as a percentage of net sales during the first quarter of 2019 as compared to the same period in 2018.

Operating profit for the first quarter of 2019 was $8,868,000, a decrease of 1.8 percent compared with operating profit of $9,033,000 in the first quarter of last year. Selling, general and administrative expenses were $9,831,000 in the first quarter of 2019, compared with $8,618,000 in the first quarter of 2018. These expenses increased due to expenses that increase with higher sales and profitability, such as incentive compensation, as well as higher research and development expenses which support new product development. Selling, general and administrative expenses as a percentage of net sales were 11.8 percent in the first quarter of 2019 compared with 11.1 percent of net sales during the first quarter of 2018.

Net income for the first quarter of 2019 was $7,469,000, a decrease of $140,000, or 1.8 percent, compared with net income of $7,609,000 in the first quarter of 2018. Diluted earnings per share were $0.22 in the first quarters of 2019 and 2018. The effective tax rate for the first quarter of 2019 was 16.3 percent, approximately the same as the effective tax rate of 16.1 percent for the first quarter of the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “During the first quarter, we sold fewer of our small boats to our dealer network, resulting in a 6.8 percent decrease in unit sales. Sales declines were concentrated in our smallest Robalo models and Chaparral H2O models. By contrast, we realized increased sales of larger Chaparral H2O models, larger Chaparral SSX and Robalo models, and generated our first sales of Chaparral’s 300 OSX Sport Luxury outboards. The model mix that resulted from these shifts allowed us to generate an increase in net sales and gross profit.

First Quarter 2019 Earnings Press Release

“We believe that the remainder of the 2019 retail selling season will be fairly strong, but we are closely monitoring retail demand among our various products. At the end of the first quarter, our dealer inventories were comparable to inventory levels at the same time in 2018. Unit order backlog was moderately lower at the end of the quarter, so we have reduced production slightly in order to maintain healthy dealer inventory levels in preparation for the 2020 model year. I am pleased to report that Marine Products Corporation continues to maintain industry-leading market share. For the 12 months ended December 31, 2018, Chaparral’s sterndrive products continued to hold the highest market share in their size category. Robalo continued to hold the second-highest market share in its category, and the combination of Robalo and Chaparral’s outboard boats held 6.8 percent of their market in 2018, the third highest in that category. We are proud of the successes of our new products during the 2019 model year, and the continued strong market share in these categories confirms the appeal of our new designs among our customer base. During the first quarter of 2019 we repurchased 263,805 shares of our common stock on the open market. In spite of this use of cash, we finished the quarter with $18.3 million in cash, an increase of $1.9 million compared to cash and marketable securities at the end of 2018,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 24, 2019, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can accessed by calling (877) 260-1479, or for international callers (334) 323-0522, and using the conference ID #3298022. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements regarding our belief that the remainder of the 2019 retail selling season will be fairly strong, the diversification of our product lines through product innovation, and our ability to capitalize on opportunities to increase our market share, generate superior financial performance and build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include the strength of the 2019 retail selling season, the level of demand for our smaller products, possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, the recent imposition of retaliatory tariffs on U.S. manufactured products by certain foreign countries in response to U.S. tariffs on imported steel and aluminum from such countries, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, continued weakness in the sterndrive recreational boat market, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2018.

First Quarter 2019 Earnings Press Release

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

First Quarter 2019 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Period ended March 31, (Unaudited)	First Quarter
	2019	2018	% BETTER (WORSE)
Net Sales	$83,053	$77,536	7.1%
Cost of Goods Sold	64,354	59,885	(7.5)
Gross Profit	18,699	17,651	5.9
Selling, General and Administrative Expenses	9,831	8,618	(14.1)
Operating Profit	8,868	9,033	(1.8)
Interest Income	57	33	72.7
Income Before Income Taxes	8,925	9,066	(1.6)
Income Tax Provision	1,456	1,457	0.1
Net Income	$7,469	$7,609	(1.8)%

EARNINGS PER SHARE
Basic	$0.22	$0.22	0.0%
Diluted	$0.22	$0.22	0.0%

AVERAGE SHARES OUTSTANDING
Basic	34,243	34,607
Diluted	34,243	34,607

First Quarter 2019 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2019	2018
ASSETS
Cash and cash equivalents	$18,347	$9,929
Marketable securities	-	3,277
Accounts receivable, net	9,894	7,812
Inventories	47,824	44,040
Income taxes receivable	452	1,120
Prepaid expenses and other current assets	1,127	1,312
Total current assets	77,644	67,490
Property, plant and equipment, net	15,155	14,110
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	-	8,235
Deferred income taxes	3,427	3,505
Other assets	10,795	9,680
Total assets	$110,794	$106,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$12,417	$12,998
Accrued expenses and other liabilities	15,496	15,561
Total current liabilities	27,913	28,559
Long-term pension liabilities	8,073	6,616
Other long-term liabilities	578	263
Total liabilities	36,564	35,438
Common stock	3,413	3,457
Capital in excess of par value	-	-
Retained earnings	73,382	69,852
Accumulated other comprehensive loss	(2,565)	(1,954)
Total stockholders' equity	74,230	71,355
Total liabilities and stockholders' equity	$110,794	$106,793